Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Palmer Square Funds Trust and to the use of our report dated August 29, 2024 on the financial statements and financial highlights of the Palmer Square Income Plus Fund and Palmer Square Ultra-Short Duration Investment Grade Fund, each a series of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 21, 2025